Product supplement no. 990-I To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated July 23, 2008 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Review Notes with Contingent Principal Protection Linked to an Index Fund

General

•

Lehman Brothers Holdings Inc. may from time to time offer and sell Review Notes with Contingent Principal Protection Linked to an Index Fund. This product supplement no. 990-I describes terms that will apply generally to the review notes, and supplements the terms described in the accompanying base prospectus and MTN prospectus supplement. A separate underlying supplement and term sheet or pricing supplement, as the case may be, will describe the index fund and the terms that apply specifically to the notes, including any changes to the terms specified below. We refer to the term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus and MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

•	The notes are the senior unsecured obligations of Lehman Brothers Holdings Inc.

•	Payment is linked to an index fund as described below.

•	Investing in the notes is not equivalent to investing in the index fund, any of the stocks held by the index fund, or any of the stocks included in the underlying index.

•

You will not receive less than the principal amount of your investment unless the share return is negative and a trigger event has occurred. If a trigger event has occurred, your investment will be fully exposed to the negative share return and you may lose some or all of your investment.

•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page SS-17.

•	Denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.

•	The minimum initial investment will be specified in the relevant terms supplement.

•	The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms

Index Fund:	The index fund to which the notes are linked (the “Index Fund”), as specified in the relevant terms supplement.

Underlying Index:	The index underlying the Index Fund (the “Underlying Index”), as specified in the relevant terms supplement.

Automatic Call:	If the Index Fund closing price on any Review Date is above or equal to the applicable Call Price set forth in the relevant terms supplement, the notes will be automatically called for a cash payment that will be set forth in the relevant terms supplement.

Call Price:	The relevant terms supplement will specify the minimum Index Fund closing price, referred to as a Call Price, which triggers an automatic call on a Review Date and payment of the applicable call premium.
(continued on next page)

Investing in the Review Notes with Contingent Principal Protection Linked to an Index Fund involves a number of risks. See “Risk Factors” beginning on page SS-1 in this product supplement no. 990-I and “Risk Factors” beginning on page US-1 in the relevant underlying supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 990-I, the accompanying base prospectus, the MTN prospectus supplement, the relevant underlying supplement, the relevant terms supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

July 23, 2008

Key Terms (continued)

Payment if Called:	If the notes are called, for every $1,000 principal amount note, you will receive a cash payment per $1,000 principal amount note equal to $1,000 plus the call premium amount applicable to the Review Date on which the notes are called. The call premium amount applicable to each Review Date will be specified in the relevant terms supplement.

Payment at Maturity:

If the notes are not automatically called and a Trigger Event has not occurred during the Observation Period, you will receive a cash payment of $1,000 per $1,000 principal amount note.

If the notes are not automatically called and a Trigger Event has occurred during the Observation Period, you will lose 1% of the principal amount of your notes for every 1% that the price of the Index Fund has declined from the Initial Share Price to the Final Share Price, unless otherwise specified in the relevant terms supplement. Under these circumstances, you will receive a cash payment per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × Share Return)

If the notes are not automatically called and a Trigger Event has occurred, you will lose some or all of your investment at maturity.

Trigger Event:

A Trigger Event occurs if:

(a)    for notes with continuous monitoring, at any time during the Observation Period, the price of a share of the Index Fund quoted on the Relevant Exchange is below the Initial Share Price by more than the Protection Percentage; or

(b)    for notes with daily monitoring, on any trading day during the Observation Period, the Index Fund closing price is below the Initial Share Price by more than the Protection Percentage.

The relevant terms supplement will specify whether continuous or daily monitoring is applicable to the notes or, alternatively, may specify another method for monitoring the Index Fund. For example, the relevant terms supplement may specify weekly monitoring for purposes of determining whether a share of the Index Fund is below the Trigger Price.

Protection Percentage:	A percentage of the Initial Share Price, as specified in the relevant terms supplement.

Observation Period:	As specified in the relevant terms supplement.

Trigger Price:	As specified in the relevant terms supplement.

Share Return:	Unless otherwise specified in the relevant terms supplement:

Final Share Price - Initial Share Price Initial Share Price

Initial Share Price:	The Index Fund closing price on the pricing date, or such other date or dates as are specified in the relevant terms supplement, divided by the Share Adjustment Factor.

Final Share Price:	The Index Fund closing price on the final Review Date (or such other date or dates as are specified in the relevant terms supplement).

Share Adjustment Factor:	Unless otherwise specified in the relevant terms supplement, the Share Adjustment Factor will be set initially at 1.0, subject to adjustment upon the occurrence of certain events affecting the Index Fund. See “Description of Notes—Anti-Dilution Adjustments.”

Review Dates:	As specified in the relevant terms supplement. Review Dates are subject to postponement in the event of certain Market Disruption Events and as described under “Description of Notes—Automatic Call.”

Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain Market Disruption Events and as described under “Description of Notes—Payment at Maturity.”

Product Supplement

Page
Risk Factors	1
Use of Proceeds	6
Description of Notes	7
Certain U.S. Federal Income Tax Consequences	17
Underwriting	22
Benefit Plan Investor Considerations	26

MTN Prospectus Supplement

Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	A-1

Base Prospectus

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

The relevant terms supplement and the relevant underlying supplement, this product supplement no. 990-I and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplement, the relevant underlying supplement, this product supplement no. 990-I and the accompanying base prospectus and MTN prospectus supplement with respect to the notes and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplement, the relevant underlying supplement, this product supplement no. 990-I and the accompanying base prospectus and MTN prospectus supplement may be accurate only as of the dates of each of these documents, respectively.

SS-i

The notes described in the relevant terms supplement, the relevant underlying supplement and this product supplement no. 990-I are not appropriate for all investors and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisors. You should be aware that the regulations of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, the relevant underlying supplement, this product supplement no. 990-I and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this product supplement no. 990-I, the relevant terms supplement, the relevant underlying supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 990-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement constitute an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 990-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 990-I and accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 990-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement or any applicable terms supplement, and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

SS-ii

RISK FACTORS

Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Index Fund, any of the stocks held by the Index Fund or any of the stocks included in the Underlying Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the other information contained in this product supplement, the accompanying MTN prospectus supplement and base prospectus and the documents incorporated in the base prospectus by reference before you decide that an investment in the notes is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant terms supplement and underlying supplement before you decide that an investment in the notes is suitable for you. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

The notes differ from conventional debt securities. The notes do not pay interest or guarantee the return of your investment.

The notes do not pay interest and may not return any of your investment at maturity. The amount payable at maturity will be determined pursuant to the terms described in this product supplement no. 990-I and the relevant terms supplement. The notes do not guarantee any return of principal. You will lose some or all of your investment at maturity if the Share Return is negative and a Trigger Event has occurred.

The appreciation potential of the notes may be limited, and the notes may be subject to an automatic early call.

Your investment in the notes will result in a gain equal to the applicable call premium if the Index Fund closing price on any Review Date is above or equal to the applicable Call Price (thereby triggering an automatic call and the payment of the applicable call premium). This gain will be limited to the call premium applicable to the Review Date, unless otherwise specified in the relevant terms supplement, on which the notes are automatically called, regardless of the Index Fund’s appreciation, which may be significantly greater than the applicable call premium. In addition, the automatic call feature of the notes may shorten the term of your investment.

You are exposed to the price risk of the Index Fund.

You cannot predict the future performance of the Index Fund based on its historical performance. The closing price of a share of the Index Fund may be below the Call Price on each Review Date, which would prevent you from realizing any gain on your investment on the Review Dates even if the closing price of a share of the Index Fund was above such Call Price on any non-Review Dates. Furthermore, the closing price (in the case of daily monitoring) or the intraday price (in the case of continuous monitoring) of a share of the Index Fund may be below the Trigger Price on a trading day during the Observation Period, even though the Index Fund has not experienced such a price decrease in the past.

You should be willing to hold your notes to maturity.

The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index Fund has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity unless automatically called and redeemed prior to maturity.

Our affiliates’ compensation may serve as an incentive to sell you these notes.

We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

While the payment upon automatic call or at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups and other transaction costs.

Secondary trading may be limited.

Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

Lehman Brothers Inc. may act as a market maker for the notes but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If at any time Lehman Brothers Inc. or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the price per share of the Index Fund on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the price per share of the Index Fund. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the volatility or expected volatility in the Index Fund;

•	any disparity between the performance of the Index Fund and the Underlying Index;

•	the time to maturity of the notes;

•	the market price of and the dividend rate on the stocks included in the Underlying Index;

•	interest and yield rates in the market generally as well as in the markets of the stocks underlying the Index Fund;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the stocks held by the Index Fund are denominated, if applicable;

•

economic, financial, political, geographical, regulatory or judicial events that affect the stocks underlying the Index Fund or markets generally and which may affect the Index Fund closing price on any Review Date;

•	the composition of the Index Fund or the Underlying Index and changes in the stocks held by the Index Fund or included in the Underlying Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

You cannot predict the future performance of the Index Fund based on its historical performance. The price per share of the Index Fund may decrease such that you do not receive any return of your investment. In addition, we cannot guarantee that the price per share of the Index Fund will trigger an automatic call. If the notes are not automatically called and a Trigger Event has occurred, you will lose some or all of your investment at maturity.

The anti-dilution protection is limited.

The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “Description of Notes—Anti-Dilution Adjustments”. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index Fund closing price on a Review Date or the Share Return and from calculating the amount that we are required to pay you upon an automatic call or, if applicable, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that such an event has occurred, it is possible that the Review Date and the applicable payment date will be postponed and your return will be adversely affected. See “Description of Notes—Market Disruption Events” in this product supplement.

If a Market Disruption Event occurs on a day that would otherwise be the final Review Date, settlement of the notes will be delayed, depending on the circumstances surrounding the Market Disruption Event, for a number of trading days (up to a maximum of eight days, or such other period of time as is specified in the relevant terms supplement) following the maturity date.

The tax consequences of an investment in the notes are uncertain.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings Inc. is not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this product supplement no. 990-I. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument. You should consult your own tax advisor concerning the alternative characterizations of the notes. Neither Lehman Brothers Holdings Inc. nor any of its affiliates provide tax advice. See “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 990-I.

Lehman Brothers Holdings Inc. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of Lehman Brothers Holdings Inc. or one of its affiliates, you may only acquire the notes in compliance with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

Your return on the notes will not reflect dividends on the shares of the Index Fund or the stocks held by the Index Fund or included in the Underlying Index.

Your return on the notes will not reflect the return you would realize if you actually owned shares of the Index Fund or the stocks held by the Index Fund or included in the Underlying Index and you received the dividends paid on those stocks. This is because, assuming the notes are not called, the calculation agent will calculate the amount, if any, payable to you at maturity of the notes by reference to the Final Share Price on the final Review Date. The Final Share Price reflects the price per share of the Index Fund as calculated without taking into consideration the value of dividends paid on shares of the Index Fund or on any stocks held by the Index Fund or included in the Underlying Index. If the notes are called, you will receive the applicable Call Price as the final payment on the notes, without taking into consideration the value of the dividends paid on shares of the Index Fund or on any stocks held by the Index Fund or included in the Underlying Index.

Certain of our, or our affiliates’, activities may adversely affect the value of your notes.

Lehman Brothers Inc. and other affiliates of ours trade shares of the Index Fund, stocks held by the Index Fund, stocks included in the Underlying Index and other financial instruments related to the Index Fund and the Underlying Index and their respective component stocks on a regular basis, for their accounts and for other accounts under their management. Lehman Brothers Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index Fund. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the price per share of the Index Fund and, accordingly, could affect the value of the notes, the likelihood that the notes will be automatically called and the amount, if any, payable to you at maturity.

We or our affiliates may currently or from time to time engage in business with companies whose stocks are held by the Index Fund or included in the Underlying Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stocks are held by the Index Fund or included in the Underlying Index. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is held by the Index Fund or is included in the Underlying Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

In addition, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the price per share of the Index Fund or the stocks that are held by the Index Fund or that are included in the Underlying Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in shares of the Index Fund, the stocks held by the Index Fund, the stocks included in the Underlying Index or instruments whose value is derived from the Index Fund, the stocks held by the Index Fund or stocks included in the Underlying Index. While we cannot predict an outcome, such hedging activity or other hedging or investment activity we engage in (e.g., hedging activity other than in connection with the notes) could potentially increase the Initial Share Price, and, therefore, effectively establish a higher level to which the price per share of the Index Fund must rise in order for you to obtain a positive return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that involves taking long or short positions in the shares of the Index Fund, the stocks held by the Index Fund or the stocks included in the Underlying Index, or instruments whose value is derived from the Index Fund, the stocks held by the Index Fund or the stocks included in the Underlying Index. We cannot assure you that none of these activities will have a material impact on the price of the shares of the Index Fund or the value of the notes.

An affiliate of ours may act as a calculation agent on the notes, creating a potential conflict of interest between you and us.

Lehman Brothers Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Final Share Price, the Index Fund closing price on each Review Date and throughout the Observation Period (or, if applicable, the price per share of the Index Fund at any time during the Observation Period), the occurrence of a Trigger Event, the Share Return, whether the automatic call feature has triggered a mandatory redemption and the amount, if any, that we will pay you upon automatic call or at maturity. The calculation agent will also be responsible for determining, among other things, whether a Market Disruption Event has occurred; which exchange traded fund will be substituted for the Index Fund (or successor index fund, if applicable) if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated; whether the Underlying Index (or the underlying index related to a successor index fund) has been changed in a material respect; and whether the Index Fund (or successor index fund, if applicable) has been modified so that the Index Fund (or successor index fund, if applicable) does not, in the opinion of the calculation agent, fairly represent the price of the Index Fund (or successor index fund, if applicable) had those modifications not been made. In performing these duties, Lehman Brothers Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Lehman Brothers Inc., as the calculation agent, is entitled to exercise discretion.

If the Share Return is negative and the absolute value of the Share Return is not significantly different from the Protection Percentage, the return on your notes will be extremely sensitive to small differences in the Final Share Price.

If the notes are not automatically called, a negative Share Return whose absolute value exceeds the Protection Percentage will result in a loss equal to the full product of the absolute value of the Share Return and your initial investment, not just in a loss proportional to the amount by which the percentage decline in the Share Price exceeds the Protection Percentage. If your notes are not automatically called, a Final Share Price that assumes, for example, a Protection Percentage of 15% and a Share Return of -15.0% would result in you receiving, at maturity, the full amount of your investment, whereas an incrementally lower Final Share Price, reflecting a Share Return of -15.1%, would result in a loss, at maturity, of 15.1% of your investment. In this example, a change of -0.1% in the Share Return would lead to a difference in the amount you will receive at maturity of 15%. Consequently, for a Share Return in the vicinity of the Protection Percentage, a small negative change in the Final Share Price could have a profound adverse effect on the return on the notes if the notes are not automatically called.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used, in whole or in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The balance of the proceeds, if any, will be used for general corporate purposes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in shares of the Index Fund, the stocks held by the Index Fund, the stocks included in the Underlying Index or instruments whose value is derived from the Index Fund, the stocks held by the Index Fund or the stocks included in the Underlying Index. While we cannot predict an outcome, such hedging activity or other hedging or investment activity we engage in (e.g., hedging activity other than in connection with the notes) could potentially increase the Initial Share Price, and, therefore, effectively establish a higher level to which the price per share of the Index Fund must rise in order to trigger an automatic call or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that involves taking long or short positions in the Index Fund, the stocks held by the Index Fund, the stocks included in the Underlying Index or instruments whose value is derived from the Index Fund, the stocks held by the Index Fund or the stocks included in the Underlying Index. Although we have no reason to believe that any of these activities will have a material impact on the price per share of the Index Fund or the value of the notes, we cannot assure you that these activities will not have such an effect. See “Risk Factors—Certain of our, or our affiliates’, activities may adversely affect the value of your notes.”

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms of the notes set forth under “Description of the Notes” in the accompanying MTN prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus. A separate underlying supplement and terms supplement will describe the index fund and the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 990-I have the meanings assigned in the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement. The term “note” refers to each $1,000 principal amount of our Review Notes with Contingent Principal Protection Linked to an Index Fund.

General

The notes are senior unsecured obligations of Lehman Brothers Holdings Inc. that are linked to the index fund specified in the relevant terms supplement (the “Index Fund”). The notes are a series of securities referred to in the accompanying base prospectus and MTN prospectus supplement. The notes will be issued by Lehman Brothers Holdings Inc. under an indenture dated September 1, 1987, as amended or supplemented from time to time, between us and Citibank N.A., as trustee. We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, you will receive a payment in cash, the timing and amount of which will vary depending on the performance of the Index Fund, whether the notes are automatically called prior to maturity and whether a Trigger Event has occurred. The cash payment, if any, will be calculated in accordance with the formula set forth below.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of the Notes—Forms of Notes” in the MTN prospectus supplement and “Description of Debt Securities—Information in the Prospectus Supplement” in the base prospectus.

The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 990-I and the relevant underlying supplement. The terms described in those documents supplement those described herein and in the accompanying base prospectus and MTN prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus or MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

Automatic Call

The notes will be automatically called and subject to mandatory redemption if the Index Fund closing price on any Review Date is above or equal to the Initial Share Price or any other applicable Index Fund closing prices or Call Prices set forth in the relevant terms supplement that triggers an automatic call and payment of the applicable call premium amount. If the notes are automatically called, for every $1,000 principal amount note, you will receive $1,000 plus the call premium amount applicable to the Review Date on which the notes are called. The call premium is a percentage that will vary depending on the particular Review Date and will be specified in the relevant terms supplement. The cash payment per $1,000 principal amount note upon automatic call will be calculated as follows, unless otherwise specified in the relevant terms supplement:

$1,000 + (applicable call premium × $1,000)

If the notes are automatically called on a Review Date other than the final Review Date, unless otherwise specified in the relevant terms supplement, we will redeem each note and pay the applicable Call Price on the third business day after the applicable Review Date, subject to postponement as described below. If the notes are automatically called on the final Review Date, unless otherwise specified in the relevant terms supplement, we will redeem each note and pay the Call Price on the maturity date, subject to postponement as described below.

If a Review Date (including the final Review Date) is not a trading day or if there is a Market Disruption Event on such day, the applicable Review Date will be postponed to the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing; provided that the Final Share Price will not be determined on a date later than the eighth scheduled trading day after the final Review Date, and if such day is not a trading day, or if there is a Market Disruption Event on such date, the Final Share Price shall be deemed to be the Index Fund last closing price in effect prior to the commencement of the Market Disruption Event (or prior to the non-trading day) times the Share Adjustment Factor.

If, due to a non-trading date or a Market Disruption Event or otherwise, a Review Date (other than the final Review Date) is postponed so that it falls fewer than three business days prior to the scheduled date for payment of the Call Price, the date on which the Call Price for such Review Date will be paid, if any, will be the third business day following the Review Date as postponed, unless otherwise specified in the relevant terms supplement. We describe Market Disruption Events in this product supplement under “—Market Disruption Events.”

Payment at Maturity

The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Review Date is postponed as described below.

If the notes are not automatically called and a Trigger Event has not occurred, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount note.

If the notes are not automatically called and a Trigger Event has occurred, for every 1% decline of the price of the Index Fund from the Initial Share Price to the Final Share Price, you will lose an amount equal to 1% of the principal amount of your notes, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + ($1,000 × Share Return)

If the notes are not automatically called and a Trigger Event has occurred, you will lose some or all of your investment at maturity.

A “Trigger Event” occurs if:

(a)	for notes with continuous monitoring, at any time during the Observation Period, the price of a share of the Index Fund quoted on the applicable Relevant Exchange is below the Initial Share Price by more than the Protection Percentage; or

(b)	for notes with daily monitoring, on any trading day during the Observation Period, the closing price of a share of the Index Fund is below the Initial Share Price by more than the Protection Percentage.

The relevant terms supplement will specify whether continuous or daily monitoring is applicable to the notes or, alternatively, may specify another method for monitoring the Index Fund. For example, the relevant terms supplement may specify weekly Index Fund monitoring for the purposes of determining whether a share of the Index Fund is below the Trigger Price.

The “Protection Percentage” shall be specified in the relevant terms supplement.

The “Observation Period” shall be specified in the relevant terms supplement.

The “Trigger Price” shall be specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the “Share Return,” as calculated by the calculation agent, is the percentage change in the Index Fund closing price calculated by comparing the Index Fund closing price on the final Review Date, or such other date or dates as specified in the relevant terms supplement (the “Final Share Price”), to the Index Fund closing price on the pricing date, or such other date or dates as are specified in the relevant terms supplement (the “Initial Share Price”). The relevant terms supplement will specify the Initial Share Price and the manner in which the Final Share Price is determined. The Share Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Share Return =	Final Share Price - Initial Share Price Initial Share Price

The “Initial Share Price” is the Index Fund closing price on the pricing date, or such other date or dates, as specified in the relevant terms supplement, divided by the Share Adjustment Factor.

The “Final Share Price” is the Index Fund closing price on the final Review Date, or such other date or dates, as specified in the relevant terms supplement.

The “Share Adjustment Factor” will be set initially at 1.0, subject to adjustment upon the occurrence of certain events affecting the Index Fund (as defined under “—Anti-Dilution Adjustments”), unless otherwise specified in the relevant terms supplement.

The “Index Fund closing price” on any trading day will equal the closing price per share of the Index Fund (or any successor index fund (as defined under “—Alternative Calculation of Price and Closing Price”) or one unit of any other security for which a closing price must be determined):

•

if the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading; or

•

if the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”) on such day; or

•

if the Index Fund (or any such successor index fund or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day; or

•

if the Index Fund (or any such successor index fund) is de-listed, liquidated or otherwise terminated, the closing price calculated pursuant to the alternative methods of calculation of price described under “—Alternative Calculation of Price and Closing Price”; or

•

if, because of a Market Disruption Event (as defined under “—Market Disruption Events”) or otherwise, the last reported sale price for the Index Fund (or any such successor index fund or such other security) is not available pursuant to the preceding bullet points, the calculation agent’s good faith estimate of the price of a share of the Index Fund (or any such successor Index Fund or such other security) as of the close of trading on such trading day, in its sole discretion;

in each case subject to the provisions of “Alternative Calculation of Price and Closing Price.” The term OTC Bulletin Board will include any successor service thereto.

A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Chicago Mercantile Exchange, the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then any payment on the notes that would otherwise be due on the scheduled maturity date will instead be due on the next succeeding business day following such scheduled maturity date, with the same force and effect as if paid on the scheduled maturity date, and no interest will accrue as a result of the delayed payment. If, due to a non-trading day or Market Disruption Event or otherwise, the final Review Date is postponed so that it falls fewer than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Review Date as postponed unless otherwise specified in the relevant terms supplement. We describe Market Disruption Events in this product supplement under “—Market Disruption Events.”

Other Payment Terms

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “business day” is, unless otherwise specified in the relevant terms supplement, any day that is not a Saturday or Sunday and that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

Calculation Agent

Lehman Brothers Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Index Fund closing price on each Review Date and throughout the Observation Period (or, if applicable, the price per share of the Index Fund at any time during the Observation Period), the occurrence of a Trigger Event, whether the automatic call feature has triggered a mandatory redemption, the Final Share Price, the Share Return and the payment upon automatic call or at maturity, if any, on the notes, as specified in the relevant terms supplements. The calculation agent will also be responsible for determining, among other things, whether a Market Disruption Event has occurred; which exchange traded fund will be substituted for the Index Fund (or successor index fund, if applicable) if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated; whether the Underlying Index (or the underlying index related to a successor index fund) has been changed in a material respect; and whether the Index Fund (or successor index fund, if applicable) has been modified so that the Index Fund (or successor index fund, if applicable) does not, in the opinion of the calculation agent, fairly represent the price of the Index Fund (or successor index fund, if applicable) had those modifications not been made. All calculations, determinations and adjustments made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the maturity date.

All calculations with respect to the Initial Share Price, Final Share Price, Share Return or Index Fund closing price will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index Fund closing price on a Review Date, determining if the notes are to be automatically called, the Share Return if the notes are not called or calculating the amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “Market Disruption Event.”

With respect to the Index Fund (or any successor index fund or other security for which a closing price must be determined), a “Market Disruption Event,” unless otherwise specified in the relevant terms supplement, means:

(1)(A) the occurrence or existence of a suspension, absence or material limitation of trading of the shares of the Index Fund (or such successor index fund or such other security) on the primary market for such shares (or such successor index fund or such other security) at any time during the one hour period preceding the close of the principal trading session in such market; or

(B) a breakdown or failure in the price and trade reporting systems of the primary market for the shares of the Index Fund (or such successor index fund or such other security) as a result of which the reported trading prices for such shares (or such successor index fund or such other security) during the last one hour preceding the close of the principal trading session in such market are materially inaccurate; or

(C) the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the shares of the Index Fund (or such successor index fund or such other security), if available, during the last one hour period preceding the close of the principal trading session in the applicable market; or

(2)  (A) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the successor index fund) on the relevant exchanges for such stocks at any time during the one hour period preceding the close of the principal trading session on such relevant exchange; or

(B) a breakdown or failure in the price and trade reporting systems of the primary market of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the successor index fund) at any time during the one hour period preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

(3) the occurrence or existence of a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the Underlying Index (or the underlying index related to the successor index fund) or shares of the Index Fund (or such successor index fund or such other security) at any time during the one hour period preceding the close of the principal trading session on such exchange; or

(4) a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index (or the underlying index related to the successor index fund) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index (or the underlying index related to the successor index fund) shall be based on a comparison of:

•	the portion of the level of the Underlying Index (or the underlying index related to the successor index fund) attributable to that security relative to

•	the overall level of the Underlying Index (or the underlying index related to the successor index fund),

in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred, unless otherwise specified in the relevant terms supplement:

•

a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•

a suspension of trading in futures or options contracts on the Underlying Index (or the underlying index related to the successor index fund) or shares of the Index Fund (or such successor index fund or such other security) by the primary securities market trading in such contracts by reason of:

¡	a price change exceeding limits set by such exchange or market,

¡	an imbalance of orders relating to such contracts, or

¡	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index (or the underlying index related to the successor index fund) or the shares of the Index Fund (or such successor index fund or such other security); and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Underlying Index (or the underlying index related to the successor index fund) or the shares of the Index Fund (or such successor index fund or such other security) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for the shares of the Index Fund (or any successor index fund) or any security (or any combination thereof) then included in the Underlying Index (or any underlying index related to the successor index fund).

Anti-Dilution Adjustments

Share Splits and Reverse Share Splits

If the shares of the Index Fund are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

the number of shares which a holder per share of the Index Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediate following the applicable effective date.

Share Dividends or Distributions

If the Index Fund is subject to a (i) share dividend i.e., an issuance of additional shares of the Index Fund that is given ratably to all or substantially all holders of shares of the Index Fund, or (ii) distribution of shares of the Index Fund as a result of the triggering of any provision of the corporate charter of the Index Fund, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

•	the prior Share Adjustment Factor, and

•	the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund.

Non-cash Distributions

If the Index Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund to all or substantially all holders of shares of the Index Fund (other than (i) share dividends or distributions referred to under “—Share Dividends or Distributions” above and (ii) cash dividends referred under “—Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

a fraction, the numerator of which is the Current Market Price per share of the Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of the Index Fund means the arithmetic average of the Index Fund closing prices for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

The “ex-dividend date” shall mean the first trading day on which transactions in the shares of the Index Fund trade on the relevant exchange without the right to receive that dividend or distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Cash Dividends or Distributions

If the issuer of any shares of the Index Fund pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of shares of the Index Fund during any fiscal quarter during the term of the notes, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

a fraction, the numerator of which is the Current Market Price per share of the Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the amount in cash per share the Index Fund distributes to holders of shares of the Index Fund in excess of the Dividend Threshold.

“Dividend Threshold” shall mean the amount of any cash dividend or cash distribution distributed per share of the Index Fund that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of the Index Fund by more than 10% of the Index Fund closing price on the trading day immediately preceding the ex-dividend date, unless otherwise specified in the relevant terms supplement.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factor and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the Share Adjustment Factor upon written request by any investor in the notes.

Alternative Calculation of Price and Closing Price

If the Index Fund (or a successor index fund (as defined herein) is de-listed from the NYSE (or any other relevant exchange), liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such successor index fund) (such index fund being referred to herein as a “successor index fund”). If the Index Fund (or a successor index fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor index fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate price or closing price, as applicable, of the shares of the Index Fund (or a successor index fund) by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index Fund (or a successor index fund). If a successor index fund is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation determines will as closely as reasonably possible replicate the Index Fund (or a successor index fund), that successor index fund or price or closing price, as applicable will be substituted for the Index Fund (or such successor index fund) for all purposes of the notes.

If at any time:

•	the Underlying Index (or the underlying index related to a successor index fund) is changed in a material respect, or

•

the Index Fund (or a successor index fund) in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Index Fund (or such successor index fund) had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price or closing price, as applicable, of an exchange traded fund comparable to the Index Fund (or such successor index fund) as if those changes or modifications had not been made, and calculate the price or closing price with reference to the shares of the Index Fund (or such successor index fund), as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the price or closing price, as applicable, of the shares of the Index Fund (or any successor index fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the price or closing price, as applicable, of the shares of the Index Fund (or such successor index fund) upon written request by any investor in the notes.

Events of Default and Acceleration

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described in this product supplement under the caption “—Payment at Maturity,” calculated as if the maturity date were instead the date of acceleration and the final Review Date were instead the date that precedes the date of acceleration by the number of business days between the original final Review Date and the original maturity date. See “Description of Debt Securities—Defaults” in the accompanying base prospectus.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities—Modification of the Indentures” in the accompanying base prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying base prospectus under the heading “Description of Debt Securities—Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the description contained in the accompanying MTN prospectus supplement under the heading “Description of the Notes—Forms of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of Citibank, N.A. (“Citibank”) in The City of New York.

Citibank or one of its affiliates will act as registrar and transfer agent for the notes. Citibank will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of Citibank, but upon payment (with the giving of such indemnity as Citibank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and construed in accordance with the law of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes as of the date of this product supplement no. 990-I. If any information in the MTN prospectus supplement or the base prospectus is inconsistent with this product supplement no. 990-I, you should rely on the information in this product supplement no. 990-I. If any information in the relevant terms supplement is inconsistent with this product supplement no. 990-I, you should rely on the information in the relevant terms supplement. The relevant terms supplement may also add, update or change information contained in this product supplement no. 990-I.

Except where noted, this summary deals only with a note held as a capital asset by a United States holder (as defined below) who purchases the note on original issue at its initial offering price and it does not deal with special situations. For example, except where noted, this summary does not address:

•

tax consequences to holders of notes who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of notes whose “functional currency” is not the United States dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this product supplement no. 990-I. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Certain aspects of the United States federal income tax treatment of securities such as the notes are not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the United States federal income tax consequences of investing in the notes in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

General

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument. If you take a contrary position, you may be required to disclose such contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which a note is acquired. You should consult your own tax advisor concerning alternative characterizations of the notes. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

United States holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

Sale, exchange or other disposition, or cash settlement upon maturity

Upon the receipt of cash on the maturity date of the notes, you will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from your tax basis in the note. Your tax basis in a note generally will equal the amount you paid to acquire the note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, Lehman Brothers Holdings Inc. intends to report any such gain or loss to the Internal Revenue Service in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss if you have held the note for more than one year as of the maturity date. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. Notwithstanding the foregoing, see “—Potential application of the constructive ownership rules” below.

Upon a sale, exchange or other disposition (including pursuant to an automatic call) of a note prior to the maturity date, you will recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in the note. Any such gain or loss will be treated as capital gain or loss. If you have held the note for more than one year as of the date of such sale, exchange or other disposition (including pursuant to an automatic call), any such capital gain or loss will generally be long-term capital gain or loss. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Notwithstanding the foregoing, see “—Potential application of the constructive ownership rules” below.

We will not attempt to ascertain whether the Index Fund or any issuer of stock held by the Index Fund would be treated as a “passive foreign investment company” (a “PFIC”), within the meaning of Section 1297 of the Code. In the event that the Index Fund or one or more of the issuers of stock held by the Index Fund were treated as a PFIC, certain adverse United States federal income tax consequences might apply. You should refer to information filed with the SEC by the Index Fund and the issuers of stock held by the Index Fund and consult your tax advisor regarding the possible consequences to you if the Index Fund or one or more of the issuers of stock held by the Index Fund is or becomes a PFIC.

Potential application of the constructive ownership rules

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in any pass-thru entity (which includes a regulated investment company, a partnership or a trust). Under the “constructive ownership”

rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the United States holder, determined as if the United States holder had acquired shares of the Index Fund on the original issue date of the note at fair market value and sold them at fair market value on the maturity date (if the note was held until the maturity date) or on the date of sale, exchange or settlement (including pursuant to an automatic call) of the note (if the note was sold, exchanged or settled (including pursuant to an automatic call) prior to the maturity date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange or settlement (including pursuant to an automatic call) of the note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or settlement (including pursuant to an automatic call) of the note).

In the case of notes with a maturity of more than one year, although the matter is not clear, assuming that the Index Fund is a pass-thru entity, there exists a substantial risk that an investment in the notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income. Accordingly, United States holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Alternative characterizations

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to treat the notes as debt, in particular because the notes in form are debt instruments. For notes with maturities of one year or less, the Internal Revenue Service could seek to apply the rules governing short-term debt obligations. In such a case, holders may be required to accrue income in advance of the receipt of cash and treat any gain realized on the sale, exchange, other disposition (including pursuant to an automatic call) or maturity of the notes as ordinary income. Any loss realized upon maturity would likely be treated as capital loss, except possibly to the extent of amounts, if any, previously included in income. For notes with maturities of more than one year, the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations. Those regulations would require you to accrue interest income at a market rate, and generally would characterize gain and, to some extent, loss as ordinary rather than capital. Additionally, the Internal Revenue Service could assert that the selection and substitution of an exchange traded fund for the Index Fund (or successor index fund, if applicable ), if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated, is a taxable exchange of the notes at the time of such selection and substitution, which could affect your holding period and the timing, amount and character of income recognized with respect to the notes. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Recent tax law developments

On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the notes should be required to accrue income on a current basis over the term of the notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Code (as discussed above). It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for United States federal income tax purposes in accordance with the treatment described herein.

Non-United States holders

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a non-United States holder of notes. We will not attempt to ascertain whether the shares of the Index Fund or any stock held by the Index Fund would be treated as a United States real property interest, within the meaning of Section 897(c)(1) of the Code. If the shares of the Index Fund or one or more stocks held by the Index Fund were so treated, certain adverse United States federal income tax consequences could possibly apply to a non-United States holder. You should refer to information filed with the SEC by the Index Fund and such issuers of stocks held by the Index Fund and consult your tax advisor regarding the possible consequences to you, if any, if the Index Fund or an issuer of stock held by the Index Fund is or becomes a United States real property holding corporation.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. Also, as discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal income or withholding tax on the sale, exchange or other disposition (including pursuant to an automatic call) of the note or on payments received with respect to the note on the maturity date. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

Based on the treatment of the notes as cash-settled financial contracts, you should not be subject to United States federal withholding tax on payments upon any sale, exchange or other disposition (including pursuant to an automatic call) of the notes or on payments received on the maturity date in respect of the notes.

United States federal income tax

Based on the treatment of the notes as cash-settled financial contracts, any gain realized upon the sale, exchange or other disposition (including pursuant to an automatic call) of the notes or on payments received on the maturity date in respect of the notes generally will not be subject to United States federal income tax unless (i) the gain is effectively connected with a trade or business in the United States of a non-United States holder or (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition (including pursuant to an automatic call) or in which the maturity date occurs, and certain other conditions are met.

United States federal estate tax

If you are an individual non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

If you are a United States holder of notes, information reporting requirements will generally apply to all payments received by you or upon the sale, exchange or other disposition (including pursuant to an automatic call) of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of notes, Lehman Brothers Holdings Inc. generally must report annually to the Internal Revenue Service and to you the amount of all reportable amounts paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you should not be subject to information reporting or backup withholding with respect to payments Lehman Brothers Holdings Inc. makes to you provided that Lehman Brothers Holdings Inc. does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an Internal Revenue Service Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you should not be subject to information reporting or, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United States-related financial intermediaries, provided that the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

The notes are being offered by us through Lehman Brothers Inc., as principal or agent. We and Lehman Brothers Inc. entered into a distribution agreement with respect to the notes. We may sell notes at a discount to the agent, as principal for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices or at a fixed public offering price. Unless otherwise specified in the relevant terms supplement, any note purchased by the agent as principal will be purchased at 100% of the principal amount less a percentage specified in the relevant terms supplement. In addition, the agent may offer and sell notes purchased by it as principal to other dealers. These notes may be sold at a discount which, unless otherwise specified in the relevant terms supplement, will not exceed the discount to be received by the agent. After any initial public offering of notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed.

Lehman Brothers Inc., as agent, has agreed to use its reasonable best efforts to solicit orders to purchase notes. We will have the sole right to accept orders to purchase notes and may reject proposed purchases in whole or in part. Lehman Brothers Inc., as agent, will have the right to reject any proposed purchase in whole or in part. We will generally pay the agent a commission of up to 0.625% of the principal amount of notes sold through it as agent, depending on the stated maturity, unless otherwise specified in the relevant terms supplement.

We own, directly or indirectly, all of the outstanding equity securities of Lehman Brothers Inc. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

We may appoint other agents (either as principal or agent), other than or in addition to Lehman Brothers Inc., with respect to any issue of notes. Any other agents will be named in the relevant terms supplement and those agents will enter into the distribution agreement referred to above with respect to that issue of notes. The other agents may be our affiliates or our customers and may engage in transactions with and perform services for us in the ordinary course of business. Lehman Brothers Inc. may resell notes to or through another of our affiliates, as selling agent.

Lehman Brothers Inc. or another agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, Lehman Brothers Inc. may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, Lehman Brothers Inc. may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. Lehman Brothers Inc. must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if Lehman Brothers Inc. is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, Lehman Brothers Inc. may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. Lehman Brothers Inc. is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, Lehman Brothers Inc. or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 990-I or the accompanying base prospectus, MTN prospectus supplement, the relevant underlying supplement or the relevant terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 990-I or the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it, to the best of its knowledge after due inquiry, (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes or possesses or distributes this product supplement no. 990-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement and (ii) will obtain any consent, approval or permission required by it for the offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales. We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” —the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 990-I or the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the agent has represented and agreed, and each underwriter agrees, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

(a)          in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)          at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c)          at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d)          at any time in any other circumstances which do not require the publication by Lehman Brothers Holdings Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 990-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 990-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 990-I, the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The notes may not be publicly offered in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations. Neither this product supplement no. 990-I, the accompanying base prospectus, MTN prospectus supplement or terms supplement nor any of the documents related to the notes constitute a prospectus in the sense of article 652a or 1156 of the Swiss Code of Obligations.

In addition, notes that fall within the scope of the Swiss Investment Fund Act may not be offered and distributed by means of public advertising in or from Switzerland, as such term is defined or interpreted under the Swiss Investment Fund Act. Such notes will not be registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act and the corresponding Swiss Investment Fund Ordinance and investors will, therefore, not benefit from protection under the Swiss Investment Fund Act or supervision by the Swiss Federal Banking Commission.

Each agent has represented and agreed that:

(a)          in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by such agent;

(b)          it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to Lehman Brothers Holdings Inc.; and

(c)          it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

This offering is extraterritorial (non-Venezuelan), directed exclusively to clients of the underwriters and as such, no registrations or authorizations will be required from the Comisión Nacional de Valores.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable class, statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of the notes is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions for “adequate consideration” involving a person whose relationship to the Plan or Plan Asset Entity is solely by reason of its being a service provider to the Plan or Plan Asset Entity, as applicable (the “Service Provider Exemption”).

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”).

Each purchaser or holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder, by its purchase or holding of the notes or any interest therein, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), on each day from the date on which such purchaser, holder or person acquires its interest in the notes to the date on which such purchaser, holder or person disposes of its interest in the notes, that (a)(i) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan, Plan Asset Entity or plan subject to Similar Laws or (ii) it is a Plan, Plan Asset Entity or plan subject to Similar Laws and its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any Similar Laws, and (b) neither Lehman Brothers Holdings Inc. nor any of its affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the notes or has provided any advice that has formed or may form a primary basis for any investment decision concerning the purchase or holding of the notes.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Service Provider Exemption, or some other basis on which the acquisition and holding is not prohibited.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.